Exhibit 99.1

NYSE: MMP

Date:	Aug. 3, 2009

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Second-Quarter Results Above Guidance

•	Increased financial results from core fee-based transportation and terminals activities

•	2008 results favorably impacted by unusually high product margins and $12.1 million expense reduction related to historical environmental matter

•	DCF forecast for the year increased excluding impact of Longhorn pipeline acquisition

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported financial results for second quarter 2009. Second-quarter 2009 operating profit was $67.9 million compared to $106.1 million for second quarter 2008. The 2008 period benefited from unusually high product margins (defined as product sales revenues less product purchases) and a $12.1 million one-time expense reduction in June 2008 related to a favorable settlement for a historical environmental matter. Excluding these two items, operating profit from the partnership’s core fee-based transportation and terminals activities increased $8.7 million, or 15%, in the 2009 period.

Net income was $53.1 million for second quarter 2009 compared to $94.4 million for second quarter 2008. Excluding product margins and the 2008 expense item, net income increased in the current quarter by $5.6 million, or 12%.

Distributable cash flow (DCF), which represents the amount of cash generated during the period that is available to pay distributions, was $83.2 million during second quarter 2009, or 1.2 times the amount needed to pay the second-quarter distribution. Management has increased its DCF estimate for full year 2009 to $335 million excluding the impact of the just-completed Longhorn pipeline acquisition, which is expected to reduce 2009 DCF by approximately $20 million due to the necessary operational ramp-up and transition maintenance capital spending.

“Magellan’s core transportation and terminals assets continued to produce solid results due to strong demand for gasoline, higher tariff and storage rates and expansion projects,” said Don Wellendorf, chief executive officer. “These factors helped offset reduced demand for diesel fuel due to the current economic conditions. Last year’s financial results included the benefit of a one-time favorable environmental settlement, which significantly reduced our second-quarter 2008 expenses, and reflect the record high commodity margins enjoyed last year.”

An analysis of variances by segment comparing second quarter 2009 to second quarter 2008 is provided below based on operating margin, a financial measure that reflects operating profit before affiliate general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $76.9 million, a decrease of $34.8 million primarily attributable to the unusually high product margins and one-time expense reduction that benefited the 2008 period.

Transportation and terminals revenues increased between periods primarily due to higher leased storage, partially offset by lower transportation revenues. Although revenue per barrel shipped increased between periods due in part to the partnership’s mid-2008 tariff increase, shipments declined 4% between periods as significantly lower diesel fuel volumes reflecting weak trucking and rail demand overcame the partnership’s highest quarterly gasoline volumes since 2006. Because of an inventory build during early 2009, total year-to-date shipments were down only slightly compared to 2008.

Operating expenses increased primarily as a result of the favorable settlement of a historical environmental matter in second quarter 2008 that reduced 2008 expenses by $12.1 million. Otherwise, current period costs were lower than the 2008 period due to more favorable product overages, lower maintenance spending and favorable power costs as a result of reduced utility costs in the current quarter.

Product margin decreased $31 million between periods partially due to timing of mark-to-market (MTM) adjustments for New York Mercantile Exchange (NYMEX) positions that were used to hedge the partnership’s petroleum products blending and fractionation activities. While the NYMEX positions do provide an economic hedge to these activities, they do not meet the requirements for hedge accounting treatment. As a result, the partnership recognizes MTM adjustments at the end of each quarter. The partnership previously recognized approximately $1.7 million in net MTM gains that relate to physical product sales in second quarter 2009. In addition, during the second quarter of 2009, the partnership recognized $15.7 million in NYMEX MTM losses that relate to hedges for physical product sales occurring later in 2009 and early 2010. Further, the partnership generated significantly lower product margins from its fractionation activity in the current period due to abnormally high margins in the 2008 period and the sale in the 2008 period of an unusually high volume of unprocessed transmix that had been carried over from 2007 due to fractionator operating issues.

Petroleum products terminals. Terminals operating margin was $27.6 million, an increase of $1.4 million and a quarterly record for this segment. The current period benefited from record quarterly revenues at the partnership’s marine and inland terminals primarily due to expansion projects and higher rates, which overcame slightly lower inland volumes. Product margin declined due to the sale of fewer product overages at lower prices in 2009. Operating expenses decreased primarily due to lower maintenance costs in the 2009 period.

Ammonia pipeline system. Ammonia operating margin was $2 million, a decrease of $1.1 million. Both revenues and expenses were negatively impacted by additional maintenance work performed on the pipeline during the second quarter of 2009.

Other items. Depreciation and amortization increased due to recent capital spending, and G&A increased due to higher personnel expenses. Net interest expense increased in the current quarter as a result of additional borrowings for expansion capital expenditures. Because of the partnership’s strong balance sheet, management expects to continue to finance its current slate of expansion projects with borrowings under its revolving credit facility.

Net income per limited partner unit was 45 cents for second quarter 2009 and 92 cents for second quarter 2008. The $12.1 million favorable expense reduction in second quarter 2008 did not impact net income per limited partner unit. On Jan. 1, 2009, the partnership adopted Emerging Issues Task Force Issue No. 07-4, “Application of the

Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships,” which significantly impacted the methodology used for the allocation of income between the limited and general partners. Under the previous methodology, reported net income per limited partner unit would have been 53 cents in second quarter 2009 and 80 cents in second quarter 2008. The remainder of the quarter-to-quarter variance is almost completely due to the reduction in profits from the partnership’s non-core commodity-related activities.

Expansion capital expectations

As anticipated, the partnership completed its $250 million acquisition of substantially all of Longhorn pipeline’s assets on July 29 and continues to pursue other potential acquisition opportunities as well as a substantial number of organic growth opportunities. Management has increased its total growth spending estimate for 2009 to approximately $500 million (of which about $74 million was spent through June 30, 2009), which includes the Longhorn acquisition and an additional $25 million for projects related to Longhorn. Management estimates that spending of $90 million will be required in future years to complete these projects. In addition, the partnership continues to analyze more than $500 million of potential organic growth projects in earlier stages of development, which have been excluded from these spending estimates.

Guidance for 2009

Management currently estimates 2009 net income per limited partner unit of $2.60 excluding the initial 20-cent unfavorable impact of the Longhorn pipeline acquisition. Specific to third quarter, management expects 60 cents excluding the 10-cent unfavorable impact of Longhorn. Guidance assumes no NYMEX MTM adjustments for the remainder of the year. Although management continues to expect the proposed simplification of its capital structure, which was announced in early March, to close at the end of third quarter 2009, the full year estimate does not include the impact of the simplification at this time.

Further, the partnership expects to maintain its current quarterly distribution level of 71 cents per limited partner unit throughout 2009 based on current economic conditions and the pending simplification. Management continues to believe the partnership will have the potential to raise distributions again in 2010.

Updated 2009 DCF guidance was provided early in this communication.

Earnings call details

An analyst call with management regarding second-quarter earnings is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 289-0726 and provide code 4352508. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/webcasts.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 9. To access the replay, dial (888) 203-1112 and provide code 4352508. The replay also will be available at http://www.magellanlp.com.

Non-GAAP measures

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-generally accepted accounting principles (non-GAAP) measures of operating margin and DCF, which are important performance measures used by management to evaluate the economic success of the partnership’s operations.

Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management in deciding how to allocate capital resources between segments.

DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the general partner’s board of directors the amounts of distributions to be paid each period.

Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.

Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com. MMP’s general partner interest and related incentive distribution rights are owned by Magellan Midstream Holdings, L.P. (NYSE: MGG).

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at projected costs; (2) price fluctuations for natural gas liquids and refined petroleum products; (3) overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; (4) changes in the partnership’s tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (5) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership’s services; (6) changes in the throughput or interruption in service on petroleum products pipelines owned and operated by third parties and connected to the partnership’s petroleum products terminals or petroleum products pipeline system; (7) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (8) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (9) an increase in the competition the partnership’s operations encounter; (10) continued disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending and (11) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

MMP and MGG have filed a joint proxy statement/prospectus and other documents with the Securities and Exchange Commission (SEC) in relation to the proposed simplification of their capital structure. Investors and security holders are urged to read these documents carefully because they contain important information regarding MMP, MGG and the simplification. A definitive joint proxy statement/prospectus has been sent to unitholders of MMP and MGG seeking their approvals as contemplated by the simplification agreement. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents containing information about MMP and MGG at the SEC’s website at www.sec.gov. Copies of the joint proxy statement/prospectus and the SEC filings incorporated by reference in the joint proxy statement/prospectus may also be obtained free of charge by contacting Investor Relations at (877) 934-6571 or by accessing www.magellanlp.com or www.mgglp.com.

MMP, MGG and the officers and directors of the general partner of each partnership may be deemed to be participants in the solicitation of proxies from their security holders. Information about these persons can be found in the annual report and proxy statement for each partnership as filed with the SEC, and additional information about such persons may be obtained from the joint proxy statement/prospectus.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Transportation and terminals revenues	$162,367	$166,571	$306,959	$321,459
Product sales revenues	110,364	41,327	312,082	99,043
Affiliate management fee revenue	183	190	366	380

Total revenues	272,914	208,088	619,407	420,882
Costs and expenses:
Operating	56,965	60,511	112,557	121,238
Product purchases	75,292	40,990	252,860	93,620
Depreciation and amortization	17,434	19,893	34,610	39,208
Affiliate general and administrative	18,454	19,721	36,234	40,246

Total costs and expenses	168,145	141,115	436,261	294,312
Gain on assignment of supply agreement	—	—	26,492	—
Equity earnings	1,377	939	1,782	1,458

Operating profit	106,146	67,912	211,420	128,028
Interest expense	12,751	15,809	25,687	31,358
Interest income	(291)	(210)	(584)	(433)
Interest capitalized	(1,110)	(942)	(2,412)	(1,878)
Debt placement fee amortization	169	224	337	444
Other (income) expense	(249)	(565)	(249)	(647)

Income before provision for income taxes	94,876	53,596	188,641	99,184
Provision for income taxes	502	452	945	809

Net income	$94,374	$53,144	$187,696	$98,375

Allocation of net income:
Limited partners’ interest	$61,268	$30,410	$135,031	$53,331
General partner’s interest	33,106	22,734	52,665	45,044

Net income	$94,374	$53,144	$187,696	$98,375

Basic and diluted net income per limited partner unit	$0.92	$0.45	$2.02	$0.79

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	66,851	67,127	66,812	67,101

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Petroleum products pipeline system:
Transportation revenue per barrel shipped	$1.169	$1.202	$1.161	$1.174

Volume shipped (million barrels)	77.3	73.9	146.2	145.6

Petroleum products terminals:
Marine terminal average storage utilized (million barrels per month)	22.8	26.2	22.8	25.6

Inland terminal throughput (million barrels)	28.3	27.9	55.4	53.9

Ammonia pipeline system:
Volume shipped (thousand tons)	227	171	447	295

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended June 30,		SixS Months Ended June 30,
	2008	2009	2008	2009
Petroleum products pipeline system:
Transportation and terminals revenues	$121,169	$121,874	$227,492	$236,643
Less: Operating expenses	39,977	44,034	82,237	87,989

Transportation and terminals margin	81,192	77,840	145,255	148,654

Product sales revenues	102,585	37,892	295,482	92,124
Less: Product purchases	73,577	39,914	248,198	91,502

Product margin	29,008	(2,022)	47,284	622
Add: Affiliate management fee revenue	183	190	366	380
Equity earnings	1,377	939	1,782	1,458
Gain on assignment of supply agreement	—	—	26,492	—

Operating margin	$111,760	$76,947	$221,179	$151,114

Petroleum products terminals:
Transportation and terminals revenues	$35,970	$40,715	$69,571	$78,868
Less: Operating expenses	15,685	14,964	28,214	30,348

Transportation and terminals margin	20,285	25,751	41,357	48,520

Product sales revenues	7,779	3,435	16,600	6,919
Less: Product purchases	1,845	1,570	4,922	3,106

Product margin	5,934	1,865	11,678	3,813

Operating margin	$26,219	$27,616	$53,035	$52,333

Ammonia pipeline system:
Transportation and terminals revenues	$5,986	$5,248	$11,406	$8,477
Less: Operating expenses	2,812	3,220	5,066	6,338

Operating margin	$3,174	$2,028	$6,340	$2,139

Segment operating margin	$141,153	$106,591	$280,554	$205,586
Add: Allocated corporate depreciation costs	881	935	1,710	1,896

Total operating margin	142,034	107,526	282,264	207,482
Less: Depreciation and amortization	17,434	19,893	34,610	39,208
Affiliate general and administrative	18,454	19,721	36,234	40,246

Total operating profit	$106,146	$67,912	$211,420	$128,028

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Net income	$94,374	$53,144	$187,696	$98,375
Direct charges to the general partner:
Reimbursable general and administrative costs (a)	408	—	816	—
Previously indemnified environmental charges	(11,291)	396	(9,762)	1,066

Total direct charges (credits) to general partner	(10,883)	396	(8,946)	1,066

Income before direct charges (credits) to general partner	83,491	53,540	178,750	99,441
Less: Distributions paid for the quarter	67,797	71,016	133,592	142,031

Undistributed income/(distributions in excess of income)	$15,694	$(17,476)	$45,158	$(42,590)

Ownership interests:
Limited partners	98.011%	98.017%	98.011%	98.017%
General partner	1.989%	1.983%	1.989%	1.983%

Total ownership interests	100.000%	100.000%	100.000%	100.000%

Allocation of net income:
Limited partner allocation:
Allocation of undistributed income/(distributions in excess of income)	$15,382	$(17,128)	$44,260	$(41,744)
Cash distributions paid for the quarter	45,886	47,538	90,771	95,075

Net income allocated to limited partners	$61,268	$30,410	$135,031	$53,331

General partner allocation:
Allocation of undistributed income/(distributions in excess of income)	$312	$(348)	$898	$(846)
Cash distributions paid for the quarter	21,911	23,478	42,821	46,956
Direct charges (credits) to general partner	(10,883)	396	(8,946)	1,066

Net income allocated to general partner	$33,106	$22,734	$52,665	$45,044

Limited partners’ allocation of net income	$61,268	$30,410	$135,031	$53,331
General partner’s allocation of net income	33,106	22,734	52,665	45,044

Net income	$94,374	$53,144	$187,696	$98,375

The partnership adopted Emerging Issues Task Force (“EITF’) Issue No. 07-4, Application of the Two-Class Method Under FASB Statement No. 128 to Master Limited Partnerships effective January 1, 2009. Under EITF Issue No. 07-4, when calculating earnings per unit pursuant to the two-class method, net income for the current reporting period is reduced by the distributions paid to the general partner, limited partner and incentive distribution rights holders and any undistributed earnings or excess distributions are allocated to the general partner and limited partners utilizing the contractual terms of the partnership agreement. As prescribed in EITF 07-4, the partnership retrospectively applied EITF No. 07-4 to the three and six months ended June 30, 2008.

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME

(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Net income	$94.4	$53.2	$187.7	$98.4
Add: Depreciation and amortization (1)	17.6	20.2	34.9	39.7
Equity-based incentive compensation (2)	1.4	2.0	(1.0)	1.7
Direct charges (credits) to general partner	(10.9)	0.4	(9.0)	1.1
Asset retirements and impairments	1.6	0.9	1.7	2.2
NYMEX contract adjustments (3)	—	17.4	—	31.1
Less: Maintenance capital (net of expected reimbursements and indemnified spending) (4)	7.4	9.9	14.8	20.3
Gain on assignment of supply agreement	—	—	26.5	—
Other	0.5	1.0	0.5	—

Distributable cash flow (5)	$96.2	$83.2	$172.5	$153.9

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)

Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the six months ended June 30, 2008 and 2009 was $3.5 million and $5.7 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership during first quarter 2008 and 2009 of $4.5 million and $4.0 million, respectively, for equity-based incentive compensation units that vested on the previous year end.

(3)

Represents margins realized in the current quarter on the physical sales of products that were hedged using New York Mercantile Exchange (“NYMEX”) contracts. Because these NYMEX contracts do not qualify for hedge accounting treatment, $1.7 million and $12.3 million of profits for the three and six months ended June 30, 2009, respectively, were recognized in previous accounting periods when the NYMEX contracts were marked to market. The partnership adjusted these accounting profits out of its distributable cash flows in those earlier periods. Additionally, the three and six month periods ended June 30, 2009 include $15.7 million and $18.8 million, respectively, of mark-to-market losses on NYMEX contracts associated with products that will be physically sold in future periods.

(4)

During the three months ended June 30, 2008 and 2009, the partnership paid $3.2 million and $1.2 million, respectively, and for the six months ended June 30, 2008 and 2009, the partnership paid $3.5 million and $2.1 million, respectively, for indemnified maintenance capital projects related to its indemnification settlement or for costs which it expects to be reimbursed by insurance proceeds.

(5)

Distributable cash flow does not include fluctuations related to working capital or spending for which the partnership has received, or expects to receive, reimbursement through third party indemnifications. Through June 30, 2009, the partnership has either paid or accrued liabilities totaling $86.4 million of the $117.5 million indemnification settlement amount it has received, including $24.3 million for capital projects.